Q2 2023 Earnings and Business Update Call

Sanara
MedTech
Evidence Based Healing

Disclaimers

This presentation contains forward-looking statements that discuss expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Sanara MedTech Inc. (the "Company," "Sanara," "we," "our" or "us"). All statements other than statements of historical fact contained herein are forward-looking statements. These statements may be identified by terms such as "aims," "anticipates," "believes," "contemplates," "continue," "could," "estimates," "expect," "forecast," "guidance," "intend," "may," "plan," "possible," "potential," "predicts," "preliminary," "projects," "seeks," "should," "targets," "will," or "would," or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements concerning the potential benefits created by the acquisition of certain assets related to the Company's collagen products business, the anticipated impact of such acquisition on the Company's business and future financial operating results, the Company's ability to develop and commercialize the new collagen-based products currently under development, including the manufacturing, distribution, marketing, and sales of such products, the Company's ability to maintain or replace the manufacturing and distribution process of the sellers in the acquisition, including with vendors, capital raising plans, the development and launch of new products, the timing of commercialization of our products, the regulatory process and expansion of the Company's business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q as well as other documents the Company files with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. Forward-looking statements contained in this presentation are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

This presentation contains statistical and market data that we obtained from industry publications, reports generated by third parties, third-party studies and public filings. Although we believe that the publications, reports, studies and filings are reliable as of the date of this presentation, we have not independently verified such statistical or market data.

The trademarks and service marks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of such products.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities, in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTION: This presentation concerns certain products that are under clinical investigation and which have not yet been cleared for marketing by the U.S. Food and Drug Administration. These products are currently limited by federal law to investigational use, and no representation is made as to the safety or effectiveness of these products for the purposes for which they are being investigated.

Overview

Commentary on Q2 2023

- **Financial Update**
  - Highest net revenue quarter in the Company's history ($15.8 million).
  - Loss before income taxes narrowed from $3.4 million to $1.9 million in Q2 YOY.
  - Net loss of $1.9 million in Q2 2023 compared to $0.8 million of net income in Q2 2022. The higher net income in 2022 was primarily due to a one-time noncash income tax benefit realized in Q2 of 2022.
- **Innovation**
  - BIASURGE™ Advanced Surgical Solution expected to be available for sale and distribution mid-Q4 2023.
- **ATM Offering**
  - The ATM offering was paused at the end of Q1. There are not immediate plans to reactivate the ATM. However, it could be reactivated if management and the board determine it is appropriate.
- **Collagen Products Business Asset Acquisition**
  - Included all rights and ownership (for human wound care uses) for four 510(k) cleared collagen-based wound care products including CellerateRX and HYCOL.
  - Initial purchase price of $15.25 million (consisting of $9.75 million in cash paid at closing, shares of the Company's common stock with an agreed upon value of $3.0 million, and four equal annual installments of $625,000 in cash) and up to $10.0 million in future earnout payments, as well as certain royalties and incentive payments on future products that are developed.

Surgical Sales

Sales Overview


Cellerate RX Surgical
POWDER

- Our products were sold in over 950 hospitals/ASCs across 33 states[1] in the TTM
- Our products were contracted or approved to be sold in more than 3,000 hospitals/ASCs as of June 30, 2023
  - Q2 increase over Q1 was due to an agreement signed with a major group purchasing organization (GPO)
- Q2 sales growth was impacted due to:
  - Delayed hiring per the Company's annual plan in late 2022 to budget expenses and ensure we were efficient in our hiring based on our analysis of the existing sales team and data regarding potential opportunities
  - Continued ALLOCYTE supply issues

(1) Number based on a minimum of $50,000 revenue in the TTM.

Surgical Sales (continued)

Sales Overview

- Actions taken and future plans to address the slow down in revenue growth include:
  - Hiring increased in Q1 and is expected to continue through the end of the year in accordance with our plan
  - Vetting and training of new hires has improved and will continue to serve the Company as we expand
  - The Company has identified alternative source for ALLOCYTE and expects that source to come online in the near future
- Sales of soft tissue products were $13.2 million in Q2 (CellerateRX® Surgical Activated Collagen, FORTIFY TRG® Tissue Repair Graft, FORTIFY FLOWABLE® ECM, and TEXAGEN® Amniotic Membrane Allograft)
- Sales of bone fusion products were $2.5 million in Q2 (BiFORM® Bioactive Moldable Matrix, AMPLIFY™ Verified Inductive Bone Matrix, and ALLOCYTE® Advanced Cellular Bone Matrix)

Value-Based Post Acute Wound Care Strategy

Sanara MedTech

Overview

- Sam Muppalla, an experienced wound care executive in the post acute market, hired to lead this initiative.
- We have developed a detailed value-based strategy and received initial validation from the market.
  - This strategy will include our existing joint venture partner, InfuSystem.
  - We continue to develop the full complement of products and services required to execute this strategy.
- We have taken the technology assets and developed a platform plan to support the value-based care strategy.
- Exploring accelerators to add to the platform that will allow for a quicker entry into the market.

BIASURGE – Product Launch

Sanara MedTech

Launch Details

- Product is 510(k) cleared and product launch is estimated to occur in mid-Q4 2023.
    - Manufacturing runs have been scheduled
    - Currently being tested by clinical partners to ensure a smooth launch and adoption within key facilities

BIASURGE™

Advanced Surgical Solution

DESCRIPTION

BIASURGE Advanced Surgical Solution is a clear, colorless solution for use with lavage or preferred application method. The product contains PHMB as a preservative to reduce microbial growth within the packaging during shelf storage after the sterile seal has been broken.

INDICATIONS

BIASURGE Advanced Surgical Solution is indicated for use in mechanical cleansing and removal of debris, including microorganisms, from wounds.


BIASURGE

Collagen Products Asset Acquisition

Sanara MedTech

Overview	Strategic Rationale	Consideration
• Assets acquired from the sellers include: • Four 510(k) cleared collagen-based wound care products including CellerateRX and HYCOL. • Three new collagen-based products currently under development. • Nine patents and all of the sellers' patents pending for collagen products for human wound care uses and five trademarks.	• Gives Sanara control of the manufacturing process for CellerateRX and HYCOL which is expected to reduce costs. • Gives Sanara full rights to develop new collagen products for human wound care uses based on the acquired technology. • Eliminates the royalty paid on CellerateRX and HYCOL to sellers.	• Total initial consideration of $15.25 million consisting of $9.75 million in cash paid at closing, shares of the Company's common stock with an agreed upon value of $3.0 million, and four equal annual installments of $625,000 in cash. • Potential earnout payments of up to $10.0 million, as well as certain royalties and incentive payments on future products that are developed. • Cash at closing was funded through a loan provided by Cadence Bank.

Q2 2023 Financial Highlights

Sanara MedTech

Overview

- **Revenue**
  - For the three months ended June 30, 2023, we generated net revenues of $15.8 million compared to net revenues of $9.7 million for the three months ended June 30, 2022, a 63% increase from the prior year period.
  - For the six months ended June 30, 2023, we generated net revenues of $31.3 million compared to net revenues of $17.5 million for the six months ended June 30, 2022, a 79% increase from the prior year period.
  - Net revenues for the three and six months ended June 30, 2023 included $3.0 million and $6.2 million, respectively, of Scendia sales.
  - The higher net revenues for the three and six months ended June 30, 2023 were primarily due to increased sales of soft tissue repair products and, to a lesser extent, bone fusion products, as a result of our increased market penetration and geographic expansion, additional revenues as a result of the Scendia acquisition and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.
- **SG&A**
  - SG&A expenses for the three months ended June 30, 2023, were $13.8 million compared to SG&A expenses of $10.4 million for the three months ended June 30, 2022.
  - SG&A expenses for the six months ended June 30, 2023, were $26.8 million compared to SG&A expenses of $19.8 million for the six months ended June 30, 2022. Our SG&A expenses for the three and six months ended June 30, 2023 included $0.8 million and $2.0 million of costs, respectively, related to Scendia operations.
  - The higher SG&A expenses for the three and six months ended June 30, 2023 were primarily due to higher direct sales and marketing expenses, which accounted for approximately $2.3 million and $5.8 million, respectively, or 69% and 83%, respectively, of the increases compared to the prior year periods.
    - The higher direct sales and marketing expenses for the three and six months ended June 30, 2023 were primarily attributable to an increase in sales commissions of $2.3 million and $5.2 million, respectively, as a result of higher product sales. The six months ended June 30, 2023 also included $0.6 million of increased costs as a result of sales force expansion and operational support.

2023 Financial Highlights (Continued)

Sanara MedTech

Overview (Continued)

- **R&D Expenses**
  - R&D expenses for the three months ended June 30, 2023, were $1.2 million compared to $1.1 million for the three months ended June 30, 2022.
  - R&D expenses for the six months ended June 30, 2023, were $2.5 million compared to $1.3 million for the six months ended June 30, 2022.
  - The higher R&D expenses for the three and six months ended June 30, 2023 were primarily due to costs related to the Precision Healing diagnostic imager and LFA for assessing patient wound and skin conditions. These expenses also included costs associated with ongoing development projects for our currently licensed products.
- **Loss Before Income Taxes**
  - We had a loss before income taxes of $1.9 million for the three months ended June 30, 2023, compared to a loss before income taxes of $3.4 million for the three months ended June 30, 2022.
  - For the six months ended June 30, 2023, we had a loss before income taxes of $3.1 million, compared to a loss before income taxes of $6.5 million for the six months ended June 30, 2022.
  - The lower loss for the three and six months ended June 30, 2023 was due to operating expenses increasing at a slower rate than net sales in addition to the benefit recorded as a result of the change in fair value of earnout liabilities.
- **Net Loss**
  - For the three months ended June 30, 2023, we had a net loss of $1.9 million, compared to net income of $0.8 million for the three months ended June 30, 2022. For the six months ended June 30, 2023, we had a net loss of $3.1 million, compared to a net loss of $2.4 million for the six months ended June 30, 2022. The higher net income in Q2 2022 was primarily due to a one-time noncash income tax benefit realized in of 2022.
- **Cash Balances at End of Quarter (in millions)**
  - $12.7 (Q2-22), $10.3 (Q3-22), $9.0 (Q4-22), $7.3 (Q1-23), $6.1 (Q2-23)

Questions

Sanara MedTech
Evidence Based Healing